NTN Announces Board Transition

CARLSBAD, Calif., September 3, 2019, — NTN Buzztime, Inc. (NYSE American: NTN), changed the composition of its board of directors effective August 30, 2019. Gregg Thomas, a current director, was named chair, replacing Jeff Berg, who will remain on the board. Susan Miller, was appointed to the board, replacing Paul Yanover, who stepped down. Mr. Yanover’s resignation from the board was voluntary and not due to any disagreements with the company.

Former Chair Jeff Berg stated, “In our ongoing effort to strengthen the board profile, create new energy and bring new and relevant industry experience, we welcome Susan to the board, elevate Gregg to chairman and thank Paul for his contributions over the last seven years. Susan’s advisory, investment banking and capital markets background in restaurants and technology is a great addition to the team. Gregg, too, has a stellar background, having consulted for over 25 years with emerging and rapid growth companies in the restaurant and retail industries.”

Since Mr. Berg was appointed chairman a decade ago, 10 new directors have been appointed to the board as a part of the board’s ongoing refreshment practices designed to meet the company’s evolving needs at the board level. Further, we remain committed to implementing best practices in corporate governance, including the continuous refreshment of our board, and we continue to evaluate additional candidates for more transition over the next year.”

Ms. Miller said, “Having recently launched its new mobile app, advertising exchange and capital-light trivia offering, Buzztime now is able to offer a greater variety of solutions and price points. By creating these opportunities, I believe Buzztime is poised to enter more ventures that would benefit from greater differentiation and increased patron engagement. I am eager to help management progress to the next phase.”

Mr. Thomas said, “I’m excited to lead the board and work closely with the management team on the next chapter of NTN’s evolution. We thank Jeff for his leadership and are delighted for his continued participation on the board. In addition, we look forward to working with Susan as we drive to scale customers, grow revenue and increase shareholder value.”

Susan Miller

Susan Miller is partner of Morgan Kingston Advisors, a boutique investment bank she co-founded in September 2018 focused on supporting middle market companies and their stakeholders across the restaurant and restaurant technology sectors, among others. Ms. Miller has over 15 years of investment banking experience including various positions at Mastodon Ventures, Inc., a strategic advisory firm focused on the restaurant industry, and J.P. Morgan Securities Inc. Her advisory experience represents a broad range of industries, including consumer products, food and beverage, restaurants, retail, and healthcare. Ms. Miller’s transaction experience includes sales, divestitures, joint ventures, debt and equity capital raises, recapitalizations, high yield debt offerings, term loan debt offerings, initial public offerings, follow-on public equity offerings, financial restructuring, bankruptcy transactions, valuations, fairness opinions, and strategic advisory for both private and publicly-traded companies.

Ms. Miller was a Cornell Tradition Fellow and graduated cum laude with a B.S. in applied economics and management from Cornell University. She holds FINRA Series 79 and 63 securities licenses.

Gregg Thomas

Gregg Thomas is a partner and founder of CFO Advisors, LLC, a financial services and advisory firm for the restaurant and retail industries. Over the last 25 years, he has acted as the trusted advisor to CEOs, providing financial leadership and industry expertise to over 50 restaurant and retail companies across the United States. Mr. Thomas focuses his practice on working with emerging and rapid growth, multi-unit companies, guiding them over a series of years in their preparation for an eventual capital event. Prior to founding CFO Advisors, LLC in 1994, he was senior tax manager for Plante & Moran.

Mr. Thomas received a B.S. in Accounting from the Stephen M. Ross School of Business at the University of Michigan in Ann Arbor, a MS in Taxation from Walsh College, and did post graduate study in taxation at the University of Michigan Law School. He is a Certified Public Accountant.

Board Committee Composition

In connection with the board changes, the composition of two of the board’s standing committees also changed. The audit committee will consist of Susan Miller, Richard Simtob and Gregg Thomas, with Mr. Thomas serving as chair, and the nominating and corporate governance / compensation will consist of Steve Mitgang, Jeff Berg and Gregg Thomas, with Mr. Mitgang serving as chair.

Forward-looking Statements

This release contains forward-looking statements that reflect management’s current views of future events and operations, including statements regarding the ability of the company to enter more ventures that would benefit from the company’s greater differentiation and increased patron engagement, to drive to scale customers, grow revenue and increase shareholder value, as well as statements regarding future transitions in our board’s composition. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. Most frequently used in bars and restaurants in North America, the Buzztime tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games. Buzztime’s platform creates connections among the players and venues and amplifies guests’ positive experiences. Buzztime’s in-venue TV network creates one of the largest digital out of home ad audiences in the US and Canada. Buzztime hardware solutions leverages the company’s experience manufacturing durable tablets and charging systems, enabling a diverse group of businesses including corrections, point-of-sale and loyalty with product implementation. Buzztime games have also been recently licensed by other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

IR AGENCY CONTACT:

Kirsten Chapman, LHA Investor Relations, buzztime@lhai.com

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